Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement of First Citizens Banc Corp on Form S-4 of our report dated February 20, 2007 on the financial statements of Futura Banc Corp. and to the reference to us under the heading “Experts” in the prospectus.
Crowe Chizek and Company LLC
/s/ Crowe Chizek and Company LLC
Cleveland, Ohio
September 7, 2007